Exhibit 99.1
Section 1 of Article II of the Bylaws of the Corporation, captioned “Board of Directors — Number and Term of Office,” is redesignated Section 1(a), and the following new subsection (b) is added to Section 1 of Article II of the Bylaws:

(b) Procedure for Stockholder Election of Directors; Required Vote. At any meeting of the stockholders for the election of directors at which a quorum is present, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to the director, provided that if the number of nominees exceeds the number of directors to be elected, directors shall be elected by the affirmative vote of a plurality of the votes cast. For purposes of this Section 1(b), votes cast shall include votes for, against or to withhold authority for a director. An abstention or broker non-vote shall not count as a vote cast with respect to a director. If an incumbent director fails to be reelected by a majority vote when such a vote is required and offers to resign, and if that resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 2 of these Bylaws or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1(a) of these Bylaws.